UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 18, 2008
(April 14, 2008)
Date of report
(Date of earliest event reported)

UNITED FUEL & ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-68008	91-2037688
(Commission File Number)	(IRS Employer Identification No.)

405 N. Marienfeld, Suite 300, Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

(432) 571-8000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Promissory Note in Favor of Greinke Personal Living Trust

On April 14, 2008, United Fuel & Energy Corporation, a Nevada corporation (“we,” “us” or the “Company”), entered into an unsecured promissory note (the “Note”) with the Greinke Personal Living Trust, Frank P. Greinke, Trustee (the “Trust”), pursuant to which we may borrow up to $5,000,000 from the Trust from time to time for short term working capital needs. The Trust is affiliated with Frank P. Greinke, our Chairman of the Board. Interest on the unpaid principal balance of all advances under the Note that have been outstanding for 30 days or less shall bear interest at the London interbank offered rate or LIBOR in effect on April 14, 2008, plus 3.50%. Interest on the unpaid principal balance of all advances under the Note that have been outstanding for more than 30 days shall bear interest at the LIBOR in effect on the 30th day following the date such advance was made plus 8.50%. All principal and accrued but unpaid interest under the Note shall be payable upon the demand of the Trust upon one day prior written notice to us. The lenders under our second amended and restated financing agreement have consented to our incurring this additional indebtedness.

The foregoing description of the Note is not complete and is qualified in its entirety by reference to the full text of the Note, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Fifth Amendment to Second Amended and Restate Financing Agreement

On April 18, 2008, we, United Fuel & Energy Corporation, a Texas corporation (“United”), Three D Oil Co. of Kilgore, Inc., a Texas corporation (“Three D”), and Cardlock Fuels System, Inc. , a California corporation (“CFS”), entered into a fifth amendment to the second amended and restated financing agreement with The CIT Group/Business Credit, Inc., as agent and a lender, and SunTrust Bank, PNC Bank, National Association, and Wachovia Bank, N.A., as lenders. United, Three D and CFS are subsidiaries of the Company.

The purpose of the fifth amendment is to enable us to unlock the value of a Company-owned life insurance policy for use as working capital. The Company-owned life insurance policy is currently part of the collateral used to secure our borrowings under the second amended and restated credit agreement. Under the fifth amendment, the amount of the line of credit available under the revolver has been temporarily increased by $2.67 million to $82.67 million, subject to an availability block of $7.5 million. This temporary increase in the line of credit will exist for a period of 60 days or until the earlier sale of liquidation of the Company-owned life insurance policy as described below. The fifth amendment also permits us to sell or liquidate a Company-owned life insurance policy, provided such a sale or liquidation provides us with net cash proceeds of at least $2.67 million to be used to repay borrowings under the revolver. After 60 days or upon the sale or liquidation of the Company-owned life insurance policy, the temporary increase in the line of credit with terminate and the amount available under the revolver will return to $80 million, subject to the availability block of $7.5 million. Pursuant to the fifth amendment, we have agreed to pay our lenders a $70,000 amendment fee.

The foregoing description of the fifth amendment to the second amended and restated financing agreement is not complete and is qualified in its entirety by reference to the full text of the fifth amendment to the second amended and restated financing agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

The fifth amendment has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about us. The representations, warranties and covenants contained in the fifth amendment were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the fifth amendment, and may be subject to limitations agreed upon by the contracting parties, instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the fifth amendment and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the fifth amendment, which subsequent information may or may not be fully reflected in the public disclosures of the Company.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

               The information set forth above in Item 1.01 regarding the Promissory Note in Favor of the Greinke Personal Living Trust and the Fifth Amendment to Second Amended and Restated Financing Agreement is hereby incorporated into this Item 2.03(a) by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

The following exhibits are filed or furnished herewith:

Exhibit No.	Description

10.1	Promissory Note of United Fuel & Energy Corporation, a Nevada corporation, dated April 14, 2008, in favor of the Greinke Personal Living Trust, Frank P. Greinke, Trustee.

10.2
The Fifth Amendment to the Second Amended and Restated Financing Agreement dated April 18, 2008, by and among The CIT Group/Business Credit, Inc., SunTrust Bank, PNC Bank, National Association, Wachovia Bank, N.A., United Fuel & Energy Corporation, a Texas corporation, Three D Oil Co. of Kilgore, Inc., Cardlock Fuels System, Inc., and United Fuel & Energy Corporation, a Nevada corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED FUEL & ENERGY CORPORATION

Date: April 18, 2008	By:	/s/ Lyndon James
Lyndon James
Interim Chief Financial Officer and Vice President